- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             COMPTEK RESEARCH INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             COMPTEK RESEARCH INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   COMPTEK LOGO

                                                                   June 24, 1996

Dear Fellow Shareowner:

     The Annual Meeting of Comptek Research, Inc., to be held July 26, 1996, at Comptek Research, Inc., 2732 Transit Road, Buffalo, New York, will present an opportunity for you to meet Comptek's management team and to become more acquainted with the business activities of your company. Your attendance will, as well, give us an opportunity to meet with you, and to hear your views and concerns. We hope that you will be able to attend.

     The Annual Meeting will begin promptly at 10:30 a.m. So that we can make appropriate arrangements, please let us know that you are coming by checking the appropriate box at the top of your proxy vote card, or calling 716-677-4070, Ext. 517.

     I look forward to seeing you.

                                            Sincerely,

                                            John J. Sciuto SIG
                                            John J. Sciuto
                                            President, and
                                            Chief Executive Officer

                                 COMPTEK LOGO

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 26, 1996

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Comptek Research, Inc. (the "Company") will be held at the offices of the Company, 2732 Transit Road, Buffalo, New York, on Friday, July 26, 1996, at 10:30 a.m., local time, for the following purposes:

     1. To elect four Class II directors for a term of two years and one Class I director for a term of one year and until their successors shall have been elected and qualified.

     2. To consider and act upon the adoption of the 1996 Employee Stock Purchase Plan.

     3. To ratify the selection by the Board of Directors of KPMG Peat Marwick as the Company's independent auditors for the current fiscal year.

     4. To transact such other business as may properly come before the meeting.

     The close of business on June 7, 1996, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                            By order of the Board of Directors,

                                            Christopher A. Head SIG
                                            CHRISTOPHER A. HEAD, Secretary

June 24, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                 COMPTEK LOGO

                               2732 TRANSIT ROAD
                            BUFFALO, NEW YORK 14224
                                 (716) 677-4070

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 JULY 26, 1996

                        -------------------------------

                                    GENERAL

     This Proxy Statement and accompanying form of proxy have been mailed on or about June 24, 1996, to the shareholders of record on June 7, 1996, of COMPTEK RESEARCH, INC., a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Friday, July 26, 1996 (the "Annual Meeting"), and at any adjournment or adjournments thereof.

     Shares represented by an effective proxy in the accompanying form, unless contrary instructions are specified in the proxy, will be voted FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it is voted. A shareholder may revoke his proxy by executing another proxy at a later date, by notifying the Secretary of the Company in writing of his revocation, or by attending and voting at the Annual Meeting. Revocation is effective only upon receipt of notice by the Secretary.

     The Company will bear the cost of soliciting proxies by the Board of Directors. The Board of Directors may use the services of the Company's executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company will request brokers, nominees and others to forward proxy materials to their principals and to obtain authority to execute proxies. The Company will reimburse such brokers, nominees and others for their reasonable out-of-pocket and clerical expenses incurred by them in so doing.

     The securities entitled to vote at the Annual Meeting are shares of common stock, par value $.02 per share, of the Company. Each share is entitled to one vote. The close of business on June 7, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At that date, 5,167,247 shares of common stock were outstanding.

     With respect to the election of each of directors, a shareholder may either vote "for" a nominee named herein, or "withhold authority" to vote for such nominee. The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of a nominee. Broker non-votes will be counted as being present or represented at the meeting, but will not have an effect on the outcome of the vote for the election of directors. Accordingly, withholding an affirmative vote from a particular nominee will not prevent that person from being elected to the Board of Directors.

     With respect to the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), a shareholder may withhold authority to vote in favor of the Stock Purchase Plan (not voting) or a shareholder may vote "for," vote "against," or "abstain" from voting. The affirmative vote "for" of a majority of the shares outstanding and entitled to vote at the Annual Meeting, either in person or represented by proxy, is necessary to approve the Stock Purchase Plan. The withholding of authority to vote in favor the Stock Purchase Plan (not voting), a broker non-vote, and a vote to "abstain" are the equivalent of a vote "against" amendment of the Stock Purchase Plan.

                             PRINCIPAL SHAREHOLDERS

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of June 7, 1996, with respect to the beneficial ownership of the Company's common stock by all persons or groups (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owners of more than 5% of its outstanding common stock (the only class of stock outstanding).

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL
              NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP(1)      PERCENT
    ---------------------------------------------------------   ------------      -------
    James D. Morgan..........................................      323,566(2)       6.3
      2732 Transit Road
      Buffalo, NY 14224
    Nichan Tchorbajian.......................................      304,143          5.9
      96-10 23rd Avenue
      East Elmhurst, NY 11369

- ---------------

* less than 1%.

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings with the Securities and Exchange Commission. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or to direct the disposition) with respect to a security whether through any contract, arrangement, understanding, relationship or otherwise. Except as otherwise indicated, the named person has sole voting and investment power with respect to the common shares set forth opposite his name. Percentages have been calculated on the basis of 5,167,247 shares outstanding, plus, as appropriate, shares subject to options and deemed outstanding pursuant to Rule 13d-3(d)(1).

(2) Amount indicated includes options to purchase 2,300 shares which are exercisable within 60 days of June 7, 1996. Also includes 1,500 shares held in the names of Mr. Morgan's children of which he disclaims any beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of common shares of the Company as of June 7, 1996, by each director and nominee, each executive officer who is named in the Summary Compensation Table, and by all directors and executive officers as a group:

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL
                   NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)       PERCENT
    -------------------------------------------------------   --------------      -------
    Joseph A. Alutto.......................................         16,900(2)          *
    John R. Cummings.......................................        223,000(3)        4.3
    G. Wayne Hawk..........................................        209,138(4)        4.0
    Christopher A. Head....................................         65,017(5)        1.2
    Patrick J. Martin......................................         12,000(2)          *
    James D. Morgan........................................        323,566(6)        6.3
    John J. Sciuto.........................................         43,853(7)          *
    Henry P. Semmelhack....................................        242,772(8)        4.7
    All executive officers and directors as a group (8
      persons).............................................      1,136,246(9)       22.0

- ---------------

* less than 1%

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings with the Securities and Exchange Commission. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or to direct the disposition) with respect to a security whether through any contract, arrangement, understanding, relationship or otherwise. Except as otherwise indicated, the named person has sole voting and investment power with respect to the common shares set forth opposite his name. Percentages have been calculated on the basis of 5,167,247 shares outstanding, plus, as appropriate, shares subject to options and deemed outstanding pursuant to Rule 13d-3(d)(1).

(2) Amount indicated includes options to purchase 12,000 shares which are exercisable within 60 days of June 7, 1996.

(3) Includes 40,000 shares held by Dr. Cummings's wife, Barbara Cummings.

(4) Amount indicated includes options to purchase 12,000 shares which are exercisable within 60 days of June 7, 1996. Also includes 500 shares owned by Mr. Hawk's wife, Charline Hawk. Mr. Hawk disclaims any beneficial ownership of the shares held by his wife.

(5) Amount indicated includes options to purchase 55,156 shares which are exercisable within 60 days of June 7, 1996.

(6) Includes 2,500 shares held in the names of Mr. Morgan's children. Mr. Morgan disclaims any beneficial ownership of such shares.

(7) Amount indicated includes options to purchase 37,136 shares which are exercisable within 60 days of June 7, 1996.

(8) Amount indicated includes options to purchase 12,000 shares which are exercisable within 60 days of June 7, 1996. Also includes 6,686 shares held in trust by Mr. Semmelhack's wife, Tricia T. Semmelhack, for the benefit of their daughter Elizabeth, and 7,300 shares held in a trust by Tricia T. Semmelhack for the benefit of their son, Erik Henry Semmelhack. Mr. Semmelhack disclaims any beneficial ownership of such shares held by Mrs. Semmelhack as trustee.

(9) Amount includes options to purchase 142,592 shares.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

TERM OF OFFICE

     The Company's current Board is divided into two classes serving staggered two-year terms. Three directorships are designated Class I and four directorships are designated Class II. Nominees for Class II directors are for a two-year term expiring at the 1998 Annual Meeting. Two of current Class I directors were elected at the 1995 Annual Meeting and continue in office until the 1997 Annual Meeting. One of the current Class I directors was appointed by the Board of Directors in April 1996 to fill a vacancy in the Class I directors and, in accordance with the By-Laws of the Company, is standing for election by the Shareholder for the balance of the Class I directorship term of office.

NOMINEES FOR DIRECTOR

     Each nominee has consented to be named as a nominee and to serve if elected. No circumstances are presently known which would render any of the nominees named herein unavailable for election. In the event, however, that a nominee becomes unavailable for election, it is expected that the proxies will be voted for a substitute nominee recommended by the Board of Directors, unless the Board reduces the number of directors to be elected.

     The Class II nominees (Messrs. Alutto, Cummings, Hawk and Martin) are currently serving as directors of the Company. Each of the nominees was previously elected by the shareholders. The Class I nominee (Mr. Sciuto) was appointed to be Board by the other directors in April 1996 to fill the vacancy created by the resignation of Victor A. Rice from the Board of Directors in December 1995.

     The principal occupation for the last five years of each nominee for election as director and each of the continuing directors is listed below. Unless otherwise indicated, the information with respect to the nominees and continuing directors is as of June 1, 1996. None of the nominees nor any continuing director is related to an executive officer or to any other director.

                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS

                             TERM EXPIRING IN 1998

Joseph A. Alutto              Dr. Alutto was appointed Dean of the Fisher College of Business
  Age 54                      at The Ohio State University in March 1991. Dr. Alutto served
  Director since 1987         as Dean of the School of Management at the State University of
                              New York at Buffalo from 1977 to 1990. He also serves on the
                              Board of Directors of United Retail Group, Inc.

John R. Cummings              Dr. Cummings was named Chairman of the Board in September 1990
  Age 63                      and continues to serve in that capacity. Effective April 1,
  Director since 1968         1996, Dr. Cummings retired from executive responsibilities.
                              Prior to his retirement, he served as President and CEO from
                              October 1991. He previously was a Vice President and Chief
                              Scientist of the Company since its formation, and is a founder of the Company.

G. Wayne Hawk                 Mr. Hawk was Chairman and Chief Executive Officer of Acme
  Age 68                      Electric Corporation from August 1992 until his retirement in
  Director since 1977         October 1993. He was President and Chief Executive Officer from
                              August 1991 to August 1992. Prior thereto, he served as
                              President and Chief Operating Officer since April 1991, and
                              President and Chief Executive Officer from January 1987 to
                              April 1991. Mr. Hawk continues to serve as a director of Acme
                              Electric Corporation.

Patrick J. Martin             Dr. Martin is President, Americas Customer Operations from 1993
  Age 55                      to the present, Dr. Martin was President of the Office Products
  Director since 1993         Division of Xerox Corporation. From 1991 to 1993, Dr. Martin
                              was President and General Manager of Xerox Corporation's
                              Americas Customer Operations. In 1992, Dr. Martin was elected to the additional post of Corporate Vice President. His career with Xerox began in 1977 and has included several different staff and operating management positions.

                   NOMINEE FOR ELECTION AS A CLASS I DIRECTOR

                             TERM EXPIRING IN 1997

John J. Sciuto                Mr. Sciuto was appointed President and Chief Executive Officer
  Age 53                      of Comptek Research, Inc. on April 1, 1996. Mr. Sciuto has been
  Appointed a Director        President and Chief Executive Officer of Comptek Federal
  in April 1996               Systems, Inc., the Company's principal operating subsidiary, since its incorporation in 1992. Prior to that, Mr. Sciuto was
                              President of the Federal Systems Division of Comptek Research,
                              Inc.

                          CONTINUING CLASS I DIRECTORS

                       (CONTINUING IN OFFICE UNTIL 1997)

James D. Morgan               Mr. Morgan is Vice President and Chief Scientist and also a
  Age 59                      founder of the Company. He was a Vice President for Barrister
  Director since 1968         Information Systems Corporation from April 1982 to April 1990 and is currently serving on Barrister's Board of Directors.

Henry P. Semmelhack           Mr. Semmelhack has been President, Chief Executive Officer and
  Age 59                      Chairman of the Board of Barrister Information Systems
  Director since 1968         Corporation since 1982. A founder of the Company, he served as its Chief Executive Officer until May 1983. Mr. Semmelhack is a director of Merchants Group, Inc. (insurance company).

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of twelve meetings (including both regular and special meetings) during the fiscal year ended March 31, 1996. During fiscal year 1996, the Company had three committees: the Finance and Audit Committee, the Compensation Committee, the Long-Range Planning Committee.

     The Finance and Audit Committee currently consists of directors Alutto, Hawk, and Semmelhack. The Finance and Audit Committee met once during the fiscal year ended March 31, 1996. The Finance and Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, and reviewing with such accountants the plan for and results of their auditing engagement.

     The Compensation Committee currently consists of directors Alutto, Martin, and Semmelhack. The Compensation Committee met two times during the fiscal year ended March 31, 1996. The Compensation Committee approves compensation arrangements for senior management and directors, and administers the Company's Equity Incentive Plan.

     The Long-Range Planning Committee consists of directors Hawk, Martin, and Morgan and met one time during the fiscal year. The Long-Range Planning Committee functions include evaluating product and business development opportunities, including acquisitions.

     The Company does not currently have a Nominating Committee. Nominees for directors of the Company are selected by the full Board of Directors. The Board of Directors will consider nominees recommended by shareholders of the Company. The names and information supporting any such nominee should be sent to Christopher A. Head, Esq., Secretary, Comptek Research, Inc., 2732 Transit Road, Buffalo, NY 14224, who will submit them to the Board of Directors.

     During the fiscal year ended March 31, 1996, the Board of Directors held six special meetings. Due to prior schedule commitments, Dr. Martin was unable to attend three of the six special meetings. This resulted in his overall meeting attendance for fiscal 1996 to be less than 75%. Each other incumbent director attended at least 75% of the meetings of the Board of Directors and any committee of which such director was a member.

                        COMPENSATION AND RELATED MATTERS

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board of Directors or its Committees. For fiscal year 1996, directors who are not employees received an annual fee of $10,000, payable in quarterly installments of $2,500. In addition, each non-employee director receives a fee of: (i) $1,000 per Board of Directors meeting attended up to an annual maximum of $6,000; and (ii) $1,000 per committee meeting attended (on other than a Board meeting date) up to an annual maximum of $4,000. A director may irrevocably defer all or part of his compensation to selected later years, to be paid with interest, at a rate equal to that of M & T Bank's one-year certificate of deposit rate, as updated each April.

     Each non-employee director is automatically granted a non-statutory option to purchase 10,000 shares of the Company's common stock at 100% of fair market value as of the date of the director's election, appointment, or designation as a non-employee director. In addition, each non-employee director, effective five business days after each Annual Meeting, is automatically granted a non-statutory option to purchase 1,000 shares of the Company's common stock at 100% of fair market value as of the date of grant.

EXECUTIVE COMPENSATION

     The following table contains information for the fiscal years ended March 31, 1996, 1995, and 1994 concerning the compensation received by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1996.

                                        SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM
                                                                         OTHER      COMPENSATION
                                                                         ANNUAL      SECURITIES
                                            ANNUAL COMPENSATION          COMPEN-     UNDERLYING       ALL OTHER
                                        FISCAL   SALARY       BONUS      SATION       OPTIONS        COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR       ($)         ($)        ($)           (#)             ($)(1)
  ----------------------------------    -----    -------     -------     ------     ------------     ------------
  JOHN R. CUMMINGS                       1996    180,003           0         --         48,000           3,046
  Chairman, President and CEO            1995    186,234           0         --              0           3,226
                                         1994    174,461           0         --              0           4,291
  JOHN J. SCIUTO                         1996    162,586      62,720(3)   1,048(2)      23,074           2,136
  President and CEO -                    1995    156,304      53,030(3)      --              0           2,165
  Comptek Federal Systems, Inc.          1994    131,997      13,490(3)      --         10,000           3,099
  CHRISTOPHER A. HEAD                    1996    125,008      19,250(4)   4,237(5)      16,700          13,636(7)
  Executive Vice President,              1995    121,050      47,000(3)     900(6)           0           2,792
  General Counsel, and Secretary         1994    113,403       5,858        217(6)      10,340           3,039
  JAMES D. MORGAN                        1996    103,210           0         --          6,900           2,271
  Vice President and Chief Scientist     1995    106,782           0         --              0
    -                                                                                                    2,349
  Comptek Research, Inc.                 1994    100,035           0         --              0           2,432

- ---------------

(1) Amounts contributed by the Company under the Retirement Savings Plan as matching and annual contributions based upon the individual's level of participation in the Plan as described below under "Retirement Savings Plan."

(2) In connection with the exercise of an incentive stock option to acquire 5,405 shares of common stock, the Company provided John J. Sciuto an interest free loan in the amounts of $21,278 to reimburse him for alternative minimum tax incurred in the transaction in exchange for his agreement not to sell the shares acquired prior to July 19, 1997. The loan was provided pursuant to the terms of the Company's 1992 Equity Incentive Plan. The listed amount represents the amount of interest which would have been paid had the loan carried a market interest rate.

(3) Twenty-five percent of such annual bonus, less applicable taxes, was paid by the Company in stock of the Company at fair market value in lieu of cash.

(4) Fifty percent of such annual bonus was paid by the Company in stock of the Company at fair market value in lieu of cash.

(5) Tax gross-up paid by the Company with respect to bonus paid in stock pursuant to compensation arrangement under the Company's 1992 Equity Incentive Plan whereby the Company provides a gross-up equal to anticipated federal and state tax liability on the share of stock paid, provided that the participant irrevocably elects, at least six (6) months prior to the end of the fiscal year, to receive fifty percent or more of such annual bonus in share of the Company's stock.

(6) In connection with the exercise of an incentive stock option to acquire 2,500 shares of common stock, the Company provided Christopher A. Head an interest-free loan in the amount of $10,000 to reimburse him for alternative minimum tax incurred in the transaction in exchange for his agreement not to sell the shares acquired prior to May 7, 1995. The loan was provided pursuant to the terms of the Company's 1992 Equity Incentive Plan and was extinguished by the Company as of May 1995. The listed amount represents the amount of interest which would have been paid had the loan carried a market interest rate.

(7) Includes $10,000 representing cancellation of the loan referred to in note
    (6).

INCENTIVE COMPENSATION PLAN

     Company officers and certain other key personnel participate in an incentive compensation arrangement based on predetermined corporate and individual goals, including revenue, profit, project completion and contract award levels established at the beginning of each fiscal year.

     The base amount of an individual's incentive compensation potential is established annually. Officers' incentive compensation levels are established by the Compensation Committee of the Board of Directors and are approved by the Board of Directors. Directors, as such, are not eligible to participate in the Plan. Amounts paid to the named Executive Officers are set forth in the Summary Compensation Table.

   STOCK OPTIONS/STOCK APPRECIATION RIGHTS (SARS) GRANTS IN FISCAL YEAR 1996
                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE OF ASSUMED
                                                                                                ANNUAL RATES
                                                                                                  OF STOCK
                                                        INDIVIDUAL GRANTS                    PRICE APPRECIATION
                                                                                               FOR OPTION TERM
                              -----------------------------------------------------------------------------------
                                            PERCENT OF
                                          TOTAL OPTIONS/
                              OPTIONS     SAR GRANTED TO     EXERCISE OR
                              GRANTED      EMPLOYEES IN      BASE PRICE      EXPIRATION     ---------------------
             NAME             (1)(2)       FISCAL YEAR        ($/SHARE)         DATE         5%(3)       10%(3)
- -----------------------------------------------------------------------------------------------------------------
    John R. Cummings          48,000 (4)        26.2%          $ 16.00       06/02/2005     423,360     1,043,040
- -----------------------------------------------------------------------------------------------------------------
    John J. Sciuto            21,800 (2)        12.6%          $ 16.00       06/02/2005     192,276       473,714
                               1,274 (5)                       $ 17.75       07/16/2001      12,472        30,703
- -----------------------------------------------------------------------------------------------------------------
    Christopher A. Head       16,700 (2)         9.1%          $ 16.00       06/02/2005     147,294       362,891
- -----------------------------------------------------------------------------------------------------------------
    James D. Morgan            6,900 (2)         3.8%          $ 16.00       06/02/2005      60,858       149,937

- ---------------

(1) Options to purchase shares of common stock granted under the Company's 1992 Equity Incentive Plan. No SAR's were granted during the last fiscal year.

(2) Options are exercisable starting one year after grant date, with 1/3 of the options becoming exercisable on each successive anniversary date, with full exercisability occurring on the third anniversary date. Reload options (see note (5) below) are fully exercisable after one year. Such options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) The dollar amounts in these columns were calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors. The closing price of the Common Stock on the American Stock Exchange on March 31, 1996, was $5.12.

(4) Terminated as a result of retirement from executive responsibilities on April 1, 1996.

(5) Reload option granted upon surrender of 1,274 shares of Common Stock upon exercise of previously granted option. See Option/SAR Exercise Table below.

STOCK OPTIONS/SARS EXERCISED IN FISCAL 1996 AND YEAR-END VALUES

     The following table reflects the number of stock options and SARs exercised by the named Executive Officers in 1996, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money." In-the-money stock options and SARs are stock options or SARs with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 # OF SECURITIES
                                                                    UNDERLYING
                                                                   UNEXERCISED          VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT        IN-THE-MONEY OPTIONS
                                                                      FISCAL               AT FISCAL YEAR
                                                                     YEAR-END                  END(2)
                                SHARES                         --------------------     --------------------
                              ACQUIRED ON        VALUE         EXERCIS-     UNEXER-     EXERCIS-     UNEXER-
                               EXERCISE       REALIZED(1)        ABLE       CISABLE       ABLE       CISABLE
             NAME                 (#)             ($)            (#)          (#)         ($)          ($)
- ------------------------------------------------------------------------------------------------------------
    John R. Cummings             10,000           21,250        80,000      68,000          N/A(3)     N/A(3)
- ------------------------------------------------------------------------------------------------------------
    John J. Sciuto                5,405           72,292        26,536      25,134       18,502        N/A(3)
- ------------------------------------------------------------------------------------------------------------
    Christopher A. Head              --               --        46,144      20,146       52,398        N/A(3)
- ------------------------------------------------------------------------------------------------------------
    James D. Morgan                  --               --             0           0          N/A(3)     N/A(3)

- ---------------

(1) Based upon the difference between the closing price of the Common Stock on the American Stock Exchange on the date or dates of exercise and the exercise price or prices for the stock options.

(2) Based upon the closing price of the Common Stock on the American Stock Exchange on March 31, 1996, of $5.12 per share.

(3) Exercise price is above year-end stock price.

LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table below reports on long-term performance units granted under the Equity Incentive Plan during Fiscal Year 1996.
                           LONG-TERM INCENTIVE PLANS
                       AWARDS IN THE LAST FISCAL YEAR(1)

                                        NUMBER OF SHARES,         PERFORMANCE OR OTHER PERIOD UNTIL
              NAME                   UNITS OR OTHER RIGHTS(2)            MATURATION OR PAYOUT
  John R. Cummings                            12,000                Fiscal years 1996 through 1998
- ----------------------------------------------------------------------------------------------------
  John J. Sciuto                               3,889                Fiscal years 1996 through 1998
- ----------------------------------------------------------------------------------------------------
  Christopher A. Head                          6,112                Fiscal years 1996 through 1998
- ----------------------------------------------------------------------------------------------------
  James D. Morgan                              2,223                Fiscal years 1996 through 1998

- ---------------

(1) This table reports performance units granted to the named Executive Officers during the last fiscal year for the performance period indicated.

(2) Each unit is equal in value to one share of common stock. At the end of the performance period a percentage of the units are converted into a cash amount based upon the performance of the Company's common stock compared with the performance of the common stock of a group of small to mid-size companies (the "Comparison Group") developed in consultation with the Committee's independent compensation consultant. The performance units payout percentage varies based upon the Company's performance percentile compared with the Comparison Group. The potential payout varies between zero, if the Company's performance is at less than the 25th percentile, to 100% if the Company's performance is at the 80th percentile or more. For fiscal year 1996, the Company's performance was less than the 25th percentile. Therefore, if the performance period had been completed as of March 31, 1996, no awards would have been paid.
- --------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  ROLE OF THE COMPENSATION COMMITTEE

     Each year the Compensation Committee, which is comprised entirely of outside directors, evaluates and establishes the compensation arrangements for executive officers, including a review and approval of annual salaries, annual and long-term incentive plan awards, standards of performance for new awards, payouts from past awards, and program participation and design. The Compensation Committee also administers the Company's Equity Incentive Plan for all participants. In evaluating compensation for executive officers, the Committee has from time to time retained the services of independent compensation experts, reviewed industry available data and surveys, and received recommendations from management and the Company's Human Resources Department regarding overall compensation plans and structures.

  EXECUTIVE COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's Executive Compensation Program is two-fold: namely, to attract and retain highly competent and motivated individuals by providing a compensation package which is industry competitive and to emphasize a reward system which is based upon the individual's contribution to the overall success and performance of the Company. The Committee applies the following guiding principles in establishing compensation levels for executives: (1) Incentives should represent a strong portion of the Company's Executive Compensation Program; (2) Salary should be reasonable in reference to position responsibilities and industry norms; (3) Fixed costs should be controlled while encouraging performance-based variable costs which link to the financial results of the Company; and (4) The Executive Officers should have significant equity ownership opportunities. It is the Committee's belief that this approach will allow for a linking of compensation with shareholder value and serve to attract and retain qualified individuals capable of producing superior results. With reference to these principles, the Compensation Committee for fiscal year 1996, with the assistance of an independent compensation consultant, conducted a review and evaluation of the overall executive compensation program applicable to the executive officers named in the Executive Compensation Table and other senior managers. As a result of this evaluation process and review, the Compensation Committee modified the Company's approach to the payment of incentive compensation to include (i) stock ownership targets and (ii) a three-year stock performance component. The Company's Executive Compensation Program for fiscal year 1996 consisted of three primary components: base compensation, annual incentive compensation, and long-term incentive compensation.

     Base Compensation. The Committee's approach to base compensation is to offer competitive salaries in comparison with market averages. The Committee makes base compensation decisions in an annual review with input from the CEO, market pay statistics, and nationwide trends of executives in similar positions in companies with similar sales volumes. This information is used as a frame of reference for annual salary adjustments and starting salaries. The Committee considers both the Company's performance (e.g., stock price, return on assets and sales growth v. budget) as well as individual decision-making responsibilities and work performance of each position incumbent.

     Individual target amount for incentive compensation is based upon compensation survey averages and range between 20% and 50% of the individual's base salary. As discussed below, beginning in fiscal 1996 a portion of incentive compensation has been allocated to annual performance and the balance to performance over a three-year period.

     Annual Incentive Compensation Plan. The Company uses the Annual Incentive Compensation Plan to serve as an incentive for executive officers to accomplish annual Company performance objectives. The performance objectives for the Plan are established at the beginning of the fiscal year subject to modification in the event of a significant operating change. For fiscal year 1996, 25% of incentive compensation payment over $4,000 were paid in shares of the Company's common stock. If a plan participant elects to receive more than 25% of his or her incentive award in shares of Company stock and agrees to hold such shares for at least two years, the Company paid to the participant an additional cash award equal to the estimated income taxes on the shares.

     Plan performance objectives include overall corporate objectives and performance results of the specific business unit of the Company under a participant's direct control. This approach supports the accomplishments of overall objectives and rewards individual contributions. Position annual incentive compensation targets tied to Plan performance objectives are based upon historic patterns of Company performance and strategic business objectives and are believed to be consistent with market practice for positions with comparable decision-making responsibilities. Strategic objectives for fiscal year 1996 included the completion of the restructuring of the Company's investment in wireless data communication and the acquisition of a niche focused company in the electronic warfare market.

     Long-Term Incentive Compensation. The Company traditionally has used stock options under its Equity Incentive Plan to serve as an incentive to executive officers and others based on the Company's stock market value. The grant of stock options under the Plan is subjective, based on perception of the individual's performance, functional responsibility, and position within the corporation. Awards are typically considered at the time of the individuals annual performance review or change in responsibilities or position. For fiscal year 1996, the Compensation Committee also adopted a three-year stock performance component for long-term incentive compensation. As a result, between 25% to 75% of each of the named executive officers' incentive compensation target for fiscal year 1996 was assigned to the three-year stock performance feature in lieu of such amount being included in annual incentive compensation. Pursuant to the terms of the three-year measurement approach such incentive compensation is based upon the Company's total shareholder returns for the period compared with the returns of a group of small to mid-size companies (the "Comparison Group") developed in consultation with the Committee's independent compensation consultant. Characteristic of the Comparison Group include: (i) primary source of revenues is federal government contracting with emphasis on computer technology based products, services or software and (ii) currently has, or has stated an objective of establishing, a commercial technology business.

  FISCAL 1996 CHIEF EXECUTIVE'S PAY

     The Compensation Committee reviews the compensation of the CEO within the context of published survey data issued by The American Electronics Association, Wyatt Associates, and Towers Perrin providing compensation information for a group of companies similar to the Company in size and business focus. Based upon that analysis, the Committee determined that Dr. Cummings's base salary is conservative, in that it falls below the median salary reported in published survey data. As a result of Dr. Cummings's election to retire as President and CEO at the end of fiscal 1996 and due to the Company's financial performance in 1996, no incentive compensation was paid to him.

     Consistent with the three-year stock performance component discussed above, 75% of Dr. Cummings's incentive compensation target amount was at the beginning of fiscal 1996 allocated to stock performance for a three-year period ending March 31, 1998. As part of his retirement from executive responsibilities effective April 1, 1996, however, Dr. Cummings waived any rights to future incentive compensation payments.

  EMPLOYMENT AND SEVERANCE AGREEMENTS

     Each of the executive officers, named in the Summary Compensation Table has entered into an employment agreement with the Company. Under each agreement, in the event of either voluntary or involuntary termination of employment, the Company is obligated to make a termination payment in twelve monthly installments, equal to one year's salary as of the termination date in consideration of the officer's agreement not to compete with the Company during the one-year period. After a 27-year career with the Company, five years as its CEO, Dr. Cummings retired from executive management effective April 1, 1996. Prior to such retirement, Dr. Cummings entered into an amendment of his employment agreement providing for his retirement as President and CEO, but continued his service to the Company as its non-executive Chairman. Such amendment also provided for continuation of Dr. Cummings's salary at its current level through December 31, 1996, and the payment of an amount equal to his salary each month thereafter through March 1998. The Committee, on behalf of the Board of Directors, wishes to acknowledge and thank Dr. Cummings for his commitment and 27 years of service to the Company.

  COMPANY POSITION ON LIMITATION OF DEDUCTIBILITY OF EXECUTIVE PAY

     Effective as of January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Internal Revenue Code") generally denies a deduction to any publicly-held corporation for compensation paid to its chief executive officer and its four highest-paid executive officers to the extent that any such individual's compensation exceeds $1 million, subject to certain exceptions, including one for "performance-based compensation." Compensation paid to such executive officers of the Company for fiscal year 1996 is expected to be tax-deductible since no such amount exceeds the $1 million limit. Under Section 162(m) of the Internal Revenue Code and the regulations and transition rules issued by the Internal Revenue Service, it is highly unlikely that any one of the Company's executive officers will receive compensation in the current fiscal year that is nondeductible under Section 162(m). The Company intends to study the application of Section 162(m) of the Internal Revenue Code to its compensation plans and practices, and will consider possible changes thereto that may be necessary to qualify future compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code.

                                            The Compensation Committee of the
                                            Board of Directors

                                                 Joseph A. Alutto
                                                 Patrick J. Martin
                                                 Henry P. Semmelhack

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the past fiscal year, Messrs. Alutto, Martin,. and Semmelhack served as members of the Compensation Committee.

     Henry P. Semmelhack was President and Chief Executive Officer of the Company from 1968 to 1983. From 1983 to 1992 he served as a consultant to the Company. Mr. Semmelhack's wife Tricia T. Semmelhack is a partner in the Buffalo, New York, law firm Hodgson, Russ, Andrews, Woods & Goodyear, which firm has in the past and is anticipated may in the future provide legal services to the Company.

     James D. Morgan, an executive officer and director of the Company, is a director and member of the Compensation Committee of Barrister Information Systems Corporation ("Barrister") and as such reviews and approves the compensation paid by Barrister to Henry P. Semmelhack as an executive officer of Barrister.

PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poors 500 Index and the American Stock Exchange High Technology Index over the same period (assuming the investment of $100 in the Company's common shares, the S&P 500 Index and the Amex High Technology Index on March 31, 1991, and the reinvestment of all dividends.)

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG COMPTEK RESEARCH, INC., THE S & P 500 INDEX
                       AND THE AMEX HIGH TECHNOLOGY INDEX

       MEASUREMENT PERIOD           COMPTEK RESCH,
      (FISCAL YEAR COVERED)              INC.             S&P 500       AMEX HIGH TECH
3/91                                            100               100               100
3/92                                            530               111               120
3/93                                            463               128               103
3/94                                            535               130               114
3/95                                            373               150               119
3/96                                            141               198               181

* $100 INVESTED ON 03/31/91 IN STOCK OR INDEX--
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING MARCH 31.

     During the last several fiscal years, the Company placed substantial emphasis on transitioning to a greater percentage of commercial work compared with its historical defense electronic work. During fiscal year 1996, the Company re-evaluated its commercial activities and investments. As a result, the Company fully wrote-down its investment in commercial wireless data communications and placed greater emphasis on its defense electronics related business operations. By way of supplemental information, presented below are comparable performance graphs relative to the defense industry.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG COMPTEK RESEARCH, INC., THE S & P AEROSPACE/DEFENSE INDEX
                   AND THE S & P ELECTRONICS (DEFENSE) INDEX

       MEASUREMENT PERIOD           COMPTEK RESCH,       S&P AER-        S&P ELECTRNC
      (FISCAL YEAR COVERED)              INC.           OSPCE/DEFSE          DEFSE
3/91                                            100               100               100
3/92                                            530               105                99
3/93                                            463               119               128
3/94                                            535               156               143
3/95                                            373               187               157
3/96                                            141               290               370

* $100 INVESTED ON 03/31/91 IN STOCK OR INDEX
 INCLUDING REINVESTEMENT OF DIVIDENDS.
 FISCAL YEAR ENDING MARCH 31.

EMPLOYMENT CONTRACTS

     The Company currently has employment contracts with certain of its executive officers. Messrs. Sciuto, Head, and Morgan have entered into five-year employment agreements with the Company, terminating in 1997, 1997, and 1999, respectively. Annual salaries payable under such contracts as of June 1, 1996, are as follows: John J. Sciuto, $190,000; Christopher A. Head, $125,000; and James D. Morgan, $103,200. Under each agreement, in the event of either voluntary or involuntary termination of employment, the Company is obligated to make a termination payment in twelve monthly installments, equal to one year's salary as of the termination date in consideration of the officer's agreement not to compete with the Company during the one-year period. Pursuant to a similar agreement, John R. Cummings was paid a salary of $180,003 for the fiscal year ended March 31, 1996. On March 31, 1996, this agreement was amended to provide for Dr. Cummings's retirement as the Company's President and Chief Executive Officer, but his continued service to the Company as its Chairman of the Board of Directors. Pursuant to the amendment to the agreement, Dr. Cummings continues to receive a salary at the same annualized rate through December 31, 1996. Thereafter for the period January 1, 1997, through March 31, 1998, the Company will pay him $15,000 per month in consideration for his agreement not to compete with the Company during such time period.

RETIREMENT SAVINGS PLAN

     The Company established a defined contribution plan known as the Comptek Research Retirement Savings Plan effective June 1, 1985. This Plan is intended to meet the requirements of Section 401(k) of the Code.

     Each full-time regular employee is eligible to join the Plan on his or her date of hire. Each other employee is eligible upon completion of one year of service in which such employee has been credited with at least 1,000 hours of service on or upon a change in status to full-time, regular employee. At April 1, 1996, there were 604 Participants.

     Prior to April 1, 1991, contributions under the Plan were made by the Company only with respect to Participants who agree to contribute a portion of their compensation from the Company. Initial contributions under the Plan began June 1, 1985.

     Effective April 1, 1992, the Company's match contribution was increased from $.25 to $.30 on the first 4% of pay retroactive to April 1, 1991, for all active participants as of March 31, 1992. In addition, effective April 1, 1991, the Company will make an automatic contribution equal to 1% of gross pay at the end of each fiscal year to the individual account of each eligible employee. To be eligible for the automatic contribution, an employee must have been continuously employed on a full-time basis for the entire fiscal year.

     A Participant at all times is 100% vested in his contributions and contributions made by the Company. Distributions are made under the Plan only upon retirement, death, disability, separation from service or in the case of certain hardships. There is a loan provision in the Plan that may be put into effect by the Plan Administrator.

     All contributions under the Plan are placed into individual accounts for each Participant. For the year ended March 31, 1996, the Company contributed a total of $488,572 for all employees, including Executive Officers. The Company's matching contributions for the last fiscal year for the named Executive Officers is included in the "Summary Compensation Table."

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Company, pursuant to its by-laws, indemnifies its directors, officers, benefit plan trustees, other fiduciaries and employees as permitted by law in connection with proceedings which might be instituted against them by reason of their service for or on behalf of the Company. The Company has purchased directors' and officers' liability insurance which provides indemnification for the Company and its directors and officers. The current policy, issued by the Chubb Group, is effective for the period of April 1, 1996, through March 31, 1997, at an annual premium of $63,365.

CERTAIN TRANSACTIONS

     In connection with the Company's acquisition of Advanced Systems Development, Inc. ("ASDI") in March 1996, the Company entered into a three-year lease agreement covering approximately 23,000 square feet of operating and office facilities in East Elmhurst, New York at an annual net rent of $140,000. The facilities are owned by Advanced Systems Realty Company, a New York partnership owned by Michael Gross and Nichan Tchorbajian, former principal shareholders of ASDI. Messrs. Gross and Tchorbajian as of June 7, 1996, owned 4.9% and 5.9% of the Company's common stock, respectively. The Company believes that the terms of this lease reflect current market conditions in that location.

     During the fiscal year ended March 31, 1996, the Company retained, and in the future anticipates retaining, the Buffalo, New York, law firm of Hodgson, Russ, Andrews, Woods and Goodyear to perform certain legal services. Director Henry P. Semmelhack's wife, Tricia T. Semmelhack, is a partner in such law firm.

     Joseph F. Sciuto, Vice President of Business Development for Comptek Federal Systems, Inc., is the brother of John J. Sciuto, Chief Executive Officer of the Company. Joseph F. Sciuto, who holds a Ph.D. in computer information systems, has held similar positions with Contel and GTE during his 26 years of involvement within the defense establishment. Dr. Sciuto is responsible for the development and implementa-tion of Comptek Federal Systems' marketing and business development plans. For the fiscal year ended March 31, 1996, he was paid a salary and bonus of $119,950.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during April 1, 1995, through March 31, 1996, all filing requirements applicable to its officers, directors, and greater-than-ten-percent beneficial owners were met.

                                 PROPOSAL NO. 2

                       1996 EMPLOYEE STOCK PURCHASE PLAN

     On June 11, 1996, the Board of Directors of the Company (the "Board") approved for submission to shareholders at the 1996 Annual Meeting of the Company, the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), in the form attached hereto as Exhibit A. The Stock Purchase Plan covers the granting to eligible employees options (the "Options") to purchase an aggregate of 250,000 shares of the Company's common stock periodically through payroll deductions. Such shares may be authorized but unissued shares, treasury shares or shares bought on the open market. As of June 7, 1996, the record date for the 1996 Annual Meeting, there were 5,167,247 shares outstanding.

     The Stock Purchase Plan is designed to help the Company in retaining and attracting personnel of outstanding competence by rewarding them for their achievements. The Stock Purchase Plan also is intended to encourage a sense of proprietary interest by such personnel by providing them with a means to acquire a, or increase their, shareholder interest in the Company. As of June 7, 1996, approximately 600 employees would be eligible to participate in the Plan.

     The Stock Purchase Plan is intended to replace the 1989 Employee Stock Purchase Plan (the "Prior Plan") and comply with Section 423 of the Internal Revenue Code. The Prior Plan was approved by shareholders in 1989 and included 205,208 shares (adjusted for stock-splits) in its plan reserve. The Prior Plan currently has 190 participants and it is estimated that the prior plan reserve will be exhausted on or about July 1, 1996. The 1996 Employee Stock Purchase Plan is substantially similar to the Prior Plan.

     The following summary of the principal provisions of the Stock Purchase Plan is subject in all respects to the full text of the Stock Purchase Plan annexed hereto as Exhibit A.

DESCRIPTION OF THE PLAN

     Each employee of the Company or a subsidiary whose customary employment is more than 20 hours per week shall be eligible to participate in the Stock Purchase Plan as of the effective date of such Plan or the first "option period" (as hereinafter defined) occurring at least 30 days after his date of employment by the Company or a subsidiary, whichever is later. An eligible employee who elects to participate (individually, the "Participant" and collectively the "Participants") in the Stock Purchase Plan shall specify a percentage of his gross compensation to be deducted from his bi-weekly pay (up to a maximum of 10% of his gross compensation) to be applied to the purchase of Shares during each Option period.

     The payroll contributions of each Participant may not exceed an amount which, if used to purchase Shares pursuant to the Stock Purchase Plan, would violate any provision of the Stock Purchase Plan. A Participant may not receive an Option under the Stock Purchase Plan if immediately after the Option is granted the Participant would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary.

     No Participant may purchase more than 2,500 shares of Common Stock pursuant to the Stock Purchase Plan during any Plan year. No Participant shall be granted an Option under the Stock Purchase Plan or an option under any other employee stock purchase plan maintained by the Company or a subsidiary pursuant to which the Participant's right to purchase shares of Common Stock under all such options would accrue at a rate at which the "fair market value" (as hereinafter defined) of the shares (determined at the time the option is granted) would exceed $25,000 for each calendar year in which any of the options granted to such employee is outstanding at any time. "Fair Market Value" on a specific date shall mean the average of the bid and asked closing prices at which one share of Common Stock is traded on the over-the-counter market or the closing price for a share of Common Stock on the stock exchange, if any, on which shares of Common Stock are primarily traded at such time.

     A Participant may not change his payroll contributions during an "option period" (as hereinafter defined). A Participant may elect to change his payroll contributions for a subsequent option period by providing notice not less than 25 days prior to the "date of grant" (as hereinafter defined) for the option period with respect to which such change is to be effective, setting forth the new amount of his payroll contribution. "option period" shall mean the three consecutive month period beginning as of the related "date of grant" (January 1st, April 1st, July 1st or October 1st, as the case may be).

     Each Participant automatically and without any act on his part will be deemed to have exercised each of his Options on a "date of exercise" (the last day of the applicable option period). The number of Shares subject to each Option shall be the quotient of the balance credited to the Participant's account as of a date of exercise divided by an amount equal to 85% of the fair market value of a share of Common Stock as of the date of grant of the Option or the date of such exercise, whichever is less, but in no event less than the par value of a share of Common Stock (the "Option Price"). If the number of Shares which remain to be issued under the Stock Purchase Plan is less than the number of Shares to be purchased as of the date of exercise, based on the amounts then credited to the Participants' accounts, a pro rata allocation of the available Shares will be made among the Participants. Fractional Shares will not be issued. Any balance remaining in a Participant's account after payment of the Option Price for Shares purchased pursuant to the Stock Purchase Plan will be carried over into the Participant's account for the subsequent option period, or refunded if there will be no such subsequent option period.

     The Common Stock of the Company is traded principally on the American Stock Exchange. On June 7, 1996, the closing price of the Company's common stock on the American Stock Exchange was $6.375.

     Any Participant may withdraw in whole, but not in part, from the Stock Purchase Plan at any time. A Participant who withdraws from the Stock Purchase Plan will be eligible to participate again in the Stock Purchase Plan commencing with the date of grant which next follows the six consecutive month period beginning with the date the Participant elected to withdraw from the Stock Purchase Plan.

     If any Participant resigns or his employment with the Company or any of its subsidiaries ceases for any reason other than death or retirement, any unexercised Option granted to such Participant will terminate as of the date of the termination of the Participant's employment. The Company promptly will refund to the Participant the amount of the balance in the Participant's account, and thereupon, the Participant's interest in the Stock Purchase Plan and any Options granted thereunder will terminate.

     If a Participant's employment with the Company ceases because of his retirement (on or after the day such Participant reaches age 65 or upon such other date upon which he is eligible to retire under a tax-qualified retirement plan of the Company or a subsidiary), he may, at his election, either (i) exercise his Options as of the date of his termination of employment, or (ii) request payment of the balance in his account under the Stock Purchase Plan, in which event the Company promptly will make such payment, and thereupon his interest in the Stock Purchase Plan and any Options granted thereunder will terminate.

     If a Participant's employment is terminated because of his death, the executor of his will or the administrator of his estate may either (i) exercise the Participant's Option as of the date of his death, or (ii) request payment of the balance of the Participant's account under the Stock Purchase Plan, in which event the Company promptly will make such payment, and thereupon the Participant's interest in the Stock Purchase Plan and any Options granted thereunder will terminate.

     An Option granted under the Stock Purchase Plan will not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by him.

     If, prior to the complete exercise of any Option, a stock dividend is declared and paid upon the shares of Common Stock or if the shares of Common Stock shall be split-up, converted, exchanged, reclassified, or in any way substituted for, the Option, to the extent that it has not been exercised, will entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property, subject to the terms of the Option, to which he would have been entitled had he actually owned the shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option will be equal to the lessor of 85% of the fair market value of a share of Common Stock as of the date of grant, determined as if the originally optioned shares were being purchased thereunder, or 85% of the fair market value of the shares or other securities, cash or property actually acquired upon the exercise of the Option, determined as of the date of exercise. Any fractional shares or other securities payable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the fair market value of such shares or securities at the time of such exercise. If any such event should occur, the number of shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall be adjusted in a similar manner.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation, or upon the sale of all or substantially all of the property of the Company to another corporation, the Stock Purchase Plan and the Options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of Options theretofore granted, or the substitution for such Options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices.

     The Stock Purchase Plan contemplates that all funds contributed by Participants will be under the control of the Company and may be used for general corporate purposes.

     No Options will be granted under the Stock Purchase Plan after June 30, 2006. If any Option expires or is not exercised pursuant to its terms, the Shares subject to such Option shall again be available for grant pursuant to the Stock Option Plan.

FEDERAL TAX ASPECTS

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Purchase Plan is not qualified under
Section 401 (a) of the Code. The Company believes the following to be a general outline of the federal income tax consequences to the Participant and the Company.

     A Participant will not be subject to tax upon the receipt of an Option under the Stock Purchase Plan or upon the purchase of the Shares pursuant to the Option. If a Participant disposes of the Shares acquired pursuant to an Option more than two years following the date of grant and more than one year following the date of exercise, or in the event of the Participant's death (whenever occurring) while owning such Shares, the Participant is required to include as compensation in his gross income as of the date of disposition or death an amount equal to the lesser of (i) the difference between 85% and 100% of the fair market value of the Shares as of the date of grant, or (ii) the excess of the fair market value of such Shares at the time of disposition or death over the purchase price. In the case of such a disposition only (not death), the Participant's basis in such Shares is increased by an amount equal to the amount so includable as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition is long-term capital gain or loss. In the case of such a disposition or the Participant's death, the Company is not entitled to any deduction from income.

     If a Participant disposes of such Shares within such two-year or one-year period, the Participant is required to include in income as compensation for the year in which such disposition occurs an amount equal to the excess of the fair market value of such Shares on the date of purchase over the purchase price. The Participant's basis in such Shares in his hands at the time of disposition is increased by an amount equal to the amount includable in his income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition is capital gain or loss either short-term or long-term, depending on his holding period for such Shares. In the event of a disposition within such two-year or one-year period, the Company is entitled to a deduction from income equal to the amount the Participant is required to include in income as compensation as a result of such disposition in the year of such disposition.

     In the case of a Participant, who is a citizen of the United States employed abroad, all or a portion of income in the nature of compensation (but not capital gain) may, under certain circumstances, be excludable from U. S. income under Section 911 of the Code.

ADMINISTRATION OF THE PLAN

     The Stock Purchase Plan will be administered by either the Board acting as a committee of the whole or by a committee appointed by the Board (the "Committee"). If the Committee administers the Plan, such Committee will consist of at least three members of the Board, each of whom is a "disinterested person" within the meaning of Rule 16b-3(d)(3) under the Securities Exchange Act of 1934, as amended. Each member of the Committee shall hold office until his successor is elected and qualified. Any vacancy in the Committee may be filled by the Board. Any member of the Committee may be removed at any time, with or without cause, by the Board. A member of the Committee may resign from the Committee at any time.

     The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan. The interpretation and construction by the Committee of any provisions of the Stock Purchase Plan or of any Option granted under it will be final unless otherwise determined by the Board. The Committee may amend the Stock Purchase Plan as it relates to any Option which has not been granted. In addition, the Committee, with the consent of each adversely affected Participant may at any time: (i) cancel any outstanding Option or (ii) amend the Plan as it relates to any outstanding Option. Notwithstanding the foregoing, any amendment by the Committee which would: (i) increase the number of Shares issuable under Options, or (ii) change the class of employees to whom Option may be granted, shall be subject to the approval of the shareholders of the Company within one year of such amendment.

REQUIRED VOTE FOR APPROVAL OF THE PLAN

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF THE COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED FOR APPROVAL OF THE STOCK PURCHASE PLAN. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Finance and Audit Committee, has selected KPMG Peat Marwick ("Peat Marwick"), independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1997. Peat Marwick has audited the Company's financial statements for each of the Company's fiscal years since the Company's formation in 1968. One or more representatives of Peat Marwick will be present at the Annual Meeting and will have the opportunity to make a statement and/or respond to appropriate questions that may be raised by shareholders.

                               OTHER INFORMATION

SHAREHOLDERS' PROPOSALS FOR FISCAL 1997 ANNUAL MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the proxy statement and formal proxy for the 1997 Annual Meeting, they must be received by the Company no later than February 25, 1997. Proposals should be directed to Christopher A. Head, Esq., Secretary, Comptek Research, Inc., 2732 Transit Road, Buffalo, New York 14224.

OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

     A COPY OF THE COMPANY'S FISCAL 1996 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE AVAILABLE AFTER JUNE 30,1996, AND PROVIDED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST DIRECTED TO THE SECRETARY, COMPTEK RESEARCH, INC., 2732 TRANSIT ROAD, BUFFALO, NEW YORK 14224.

By the Order of the Board of Directors,

CHRISTOPHER A. HEAD
Secretary

Dated: June 24, 1996

                                   EXHIBIT A

                             COMPTEK RESEARCH, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

 1. PURPOSE. The purpose of this Employee Stock Purchase Plan (the "Plan") is to advance the interest of Comptek Research, Inc. (the "Company") by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by its Eligible Employees upon whose judgment and keen interest the Company and its Subsidiaries are largely dependent for the successful conduct of their operations. It is anticipated that the acquisition of such proprietary interest in the Company will stimulate the efforts of such Eligible Employees on behalf of the Company and its Subsidiaries and strengthen their desire to remain with the Company and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its Subsidiaries to attract and retain desirable personnel.

    The Plan is intended to replace the 1989 Employee Stock Purchase Plan and comply with Section 423 of the Internal Revenue Code.

 2. DEFINITIONS.  When used in this Plan, unless the context otherwise requires:

    a. "Account" shall mean an account established in the name of each Participant which shall consist of his Payroll Contributions made to the Plan, less any amounts previously expended to acquire Shares under the Plan on his behalf during any previous Option Period.

    b. "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

    c. "Committee" shall mean a committee of the Board of Directors, as described in Section 5 hereof.

    d. "Company" shall mean Comptek Research, Inc., a New York corporation.

    e. "Date of Exercise" shall mean the last day of the related Option Period.

    f. "Date of Grant" shall mean April 1st, July 1st, October 1st, or January 1st, as the case may be.

    g. "Effective Date" shall mean July 1, 1996.

    h. "Eligible Compensation" shall mean the gross compensation payable to an Eligible Employee by the Company or a Subsidiary during the Plan Year, before deductions required by law or authorized by the employee, including salary and sales commissions, management incentives, bonuses, overtime, and other special payments.

    i. "Eligible Employee" shall mean an employee of the Company or any Subsidiary who has met the requirements of Section 3 hereof.

    j. "Fair Market Value" on a specified date shall mean the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or the closing price for a Share on the stock exchange, if any, on which Shares are primarily traded at such time, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above is applicable, the value of a Share as established by the Board of Directors for such date using any reasonable method of valuation.

    k. "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

    l. "Option" shall mean the Options issued pursuant to this Plan.

    m. "Option Period" shall mean, with respect to any Option, the three (3) consecutive month period beginning as of the Date of Grant.

    n. "Option Price" shall mean an amount equal to 85% of the Fair Market Value of a Share as of the Date of Grant or the Date of Exercise, whichever is less; provided, however, that in no event shall the Option Price be less than the par value of a Share.

    o. "Participant" shall mean an Eligible Employee who has elected to make Payroll Contributions pursuant to Section 6 hereof.

    p. "Payroll Contributions" shall mean contributions made to the Plan by the Participant pursuant to Section 6 hereof.

    q. "Plan" shall mean this Employee Stock Purchase Plan of Comptek Research, Inc., as embodied herein and as it may be amended from time to time.

    r. "Plan Year" shall mean the twelve (12) consecutive month period beginning as of each April 1st.

    s. "Share" shall mean a share of common stock of the Company, par value
       $.02.

    t. "Subsidiary" shall mean any "subsidiary corporation," as such term is defined in Section 425(f) of the Internal Revenue Code.

 3. ELIGIBILITY. Each employee of the Company or any Subsidiary whose customary employment is more than 20 hours per week shall be eligible to participate in the Plan as of the Effective Date or the first Option Period following the date he has been employed by the Company or a Subsidiary for at least 30 days, whichever is later; provided, however, that an employee shall not be eligible to receive an Option under the Plan if, immediately after the Option is granted, the employee would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Section 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding Options shall be treated as stock owned by the employee.

 4. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, Options to purchase an aggregate of 250,000 Shares may be granted under the Plan, which Shares may be authorized but unissued Shares, treasury Shares or Shares bought on the market for purposes of the Plan, as the Committee may determine. If an Option shall expire or terminate without being exercised in full, any Shares not acquired pursuant to such Option may again be available for granting Options pursuant to the Plan.

 5. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board of Directors. In the alternative, the Board of Directors may appoint a Committee of at least three (3) members of the Board of Directors, each of which shall be a "disinterested person" within the meaning of Rule 16b-3(d)(3) under the Securities Exchange Act of 1934, as amended, which shall then have the authority to exercise all of the responsibilities and duties of the Board of Directors under this Plan. Each member of the Committee shall hold office until a successor is designated as a member of the Committee by the Board of Directors. Any vacancy in the Committee may be filled by a resolution adopted by a majority of the full Board of Directors. Any member of the Committee may be removed at any time, with or without cause, by resolution adopted by a majority of the full Board of Directors. A member of the Committee may resign from the Committee at any time by giving written notice to the President or Secretary of the Company, and unless otherwise specified therein, such resignation shall take effect upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective. The Committee shall establish such rules and procedures as are necessary or advisable to administer the Plan. If the Board of Directors does not appoint a Committee pursuant to this Section 5, then, for purposes of administering the Plan, the term "Board of Directors" shall be substituted for the term "Committee" whenever it appears in the Plan.

 6. GRANT OF OPTIONS. As of each Date of Grant, the Committee will offer Options under the Plan to all Participants. The amount of Shares which may be purchased pursuant to such Options shall be determined in accordance with the formula set forth in Section 8 hereof; provided, however, that no Participant may purchase more than 2,500 Shares pursuant to the Plan during any Plan Year.

    An Eligible Employee may participate in the Plan only by means of payroll deductions. Each Eligible Employee who elects to participate in the Plan shall deliver to the Committee, at least 20 days prior to a Date of Grant, a written notice on a form prescribed by the Committee, whereby he authorizes the Company or a Subsidiary, as the case may be, to deduct an amount per pay period from his Eligible

    Compensation beginning as of such Date of Grant and use it to purchase Shares on his behalf pursuant to the Plan. The Payroll Contributions shall be equal to a percentage of the Participant's Eligible Compensation, as specified by the Participant, up to a maximum of 10% of his Eligible Compensation, but may not exceed an amount which, if used to purchase Shares pursuant to the Plan, would exceed the limitations set forth in Section 3,
    Section 7 or this Section 6. The Payroll Contributions, once authorized, shall continue in effect until the Participant terminates his employment, withdraws from the Plan, or changes the rate of his Payroll Contributions in accordance with this Section 6. The Company shall establish on its books for each Participant an Account to which his Payroll Contributions shall be credited.

    A Participant may not change his Payroll Contributions during an Option Period. A Participant may elect to change his Payroll Contributions for a subsequent Option Period by providing a notice to the Committee, on a form prescribed by the Committee, not less than 20 days prior to the Date of Grant for the Option Period with respect to which such change is to be effective, setting forth the new amount of his Payroll Contribution.

 7. $25,000 LIMITATION. Notwithstanding any other provision of this Plan to the contrary, an employee shall not be granted an option pursuant to this Plan or under any other employee stock purchase plan (within the meaning of Section 423 of the Internal Revenue Code) maintained by the Company or a Subsidiary pursuant to which the employee's right to purchase Shares under all such options would accrue at a rate at which the Fair Market Value of the Shares (determined at the time the option is granted) would exceed $25,000 for each calendar year in which any such option granted to such employee is outstanding at any time.

 8. EXERCISE OF OPTIONS. Each Participant automatically and without any act on his part will be deemed to have exercised his Option on each Date of Exercise. The number of Shares subject to each Option shall be the quotient of the balance credited to the Participant's Account as of the Date of Exercise divided by the Option Price of the Shares; and provided, however, that if the number of Shares which remain to be issued under the Plan is less than the numbers of Shares to be purchased as of such Date of Exercise, based on the amounts then credited to the Participant's Accounts, a pro rata allocation of the available Shares shall be made among the Participants. Any balance remaining in a Participant's Account after payment of the Option Price for Shares purchased pursuant to this Section 8 shall be carried over into the Participant's Account for the subsequent Option Period, or refunded if there will be no such subsequent Option Period. Each Participant will receive a statement of the status of his Account as soon as practicable after the end of each Option Period.

 9. DELIVERY OF SHARE CERTIFICATES. The books of the Company's transfer agent shall show the Participant as the shareholder of record with respect to the Shares purchased on his behalf pursuant to the Plan. The Participant may elect to receive a certificate issued in his name for all or part of the Shares purchased on his behalf pursuant to the Plan with respect to which he has not previously received a certificate. Such election shall be made in writing to the Committee on a form prescribed by the Committee. The certificate will be delivered to the Participant as soon as practicable following receipt of his election.

10. WITHDRAWAL FROM THE PLAN. Any Participant may withdraw in whole from the Plan at any time. A Participant who wishes to withdraw from the Plan must deliver to the Committee a notice of withdrawal on a form prescribed by the Committee. The Committee, promptly following the time when the notice of withdrawal is delivered, will refund to the Participant the amount of the balance in his Account, and thereupon, his Payroll Contributions shall cease and no additional Shares shall be purchased on his behalf under the Plan until he again elects to become a Participant in the Plan. A Participant who withdraws from the Plan shall be eligible to participate again in the Plan commencing with the Date of Grant which next follows the six (6) consecutive month period beginning with the date as of which the Participant elects to withdraw from the Plan, in accordance with the procedures set forth in
    Section 6 hereof.

11. TERMINATION OF EMPLOYMENT.

11.1. TERMINATION OF EMPLOYMENT OTHER THAN BY RETIREMENT OR DEATH. If a Participant's employment with the Company and its Subsidiaries terminates for any reason other than his retirement (on or after age 65 or such other date as of which he is eligible to retire in accordance with the Company's or a Subsidiary's tax-qualified employee pension benefit plan) or death, his participation in the Plan shall cease as of the date of the termination of his employment. The Company promptly will refund to him the amount of the balance in his Account and thereupon his interest in the Plan and any Options granted under the Plan shall terminate. For purposes of this Section 11.1, a Participant's employment will be considered terminated if he is absent due to sickness or other disability for more than 90 days.

11.2 TERMINATION BY RETIREMENT. If a Participant's employment with the Company and its Subsidiaries terminates on or after the date he attains age 65 or such other date as of which he is eligible to retire in accordance with the Company's or a Subsidiary's tax-qualified employee pension benefit plan, he may, by written notice to the Committee, either (i) exercise his Option as of his termination of employment, in which event the Company shall apply the balance of his Account under the Plan to the purchase of whole Shares at the Option Price and refund the excess, if any, or (ii) request payment of the balance in his Account under the Plan, in which event the Company promptly shall make such payment, and thereupon his interest in the Plan and any Options granted under the Plan shall terminate. If the Option is exercised, the date he terminates his employment shall be deemed to be a Date of Exercise for the purpose of computing the Option Price of the Shares. If the Company does not receive such notice as of the date the Participant terminates his employment, the Participant shall be conclusively presumed to have elected alternative (ii) and requested payment of the balance of his Account.

11.3 TERMINATION BY DEATH. If a Participant's employment with the Company and its Subsidiaries is terminated because of his death, the executor of his will or the administrator of his estate, by written notice to the Committee, may either (i) exercise the Participant's Option as of the date of his death, in which event the Company shall apply the balance of the Participant's Account under the Plan to the purchase of whole Shares at the Option Price and refund the excess, if any, or (ii) request payment of the balance of the Participant's Account under the Plan, in which event the Company promptly shall make such payment, and thereupon the Participant's interest in the Plan and the Participant's interest in any Options granted under the Plan shall terminate. If the Option is exercised, the date of the Participant's death shall be deemed to be a Date of Exercise for the purpose of computing the Option Price of the Shares. If the Company does not receive such notice within 90 days of the Participant's death, the Participant's representative shall be conclusively presumed to have elected alternative (ii) and requested the payment of the balance of his Account.

12. RESTRICTION UPON ASSIGNMENT. An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by him. A Participant's interest in the Plan or in any funds credited to his Account may not be assigned or transferred and the Company will not recognize and shall be under no duty to recognize assignment or purported assignment by a Participant of his Option or of any rights under or interest in his Option or Account.

13. OPTION HOLDER NOT A STOCKHOLDER. An Option holder shall not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any Shares subject to such Option unless and until the Option shall have been exercised pursuant to the terms thereof and said Participant's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, said Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

14. ADJUSTMENT OF SHARES. If prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the Shares or if the Shares shall be split up, converted, exchanged, reclassified, or in any way substituted for the Option, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option to such number and kind of securities or cash or other property, subject to the terms of the Option, to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be equal to the lesser of 85% of the Fair Market Value of a Share as of the Date of Grant, determined as if the originally optioned Shares were being purchased thereunder, or 85% of the Fair Market Value of the Shares or other securities, cash or property actually acquired upon the exercise of the Option, determined as of the Date of Exercise. Any fractional shares or other securities payable upon the exercise of the Option as a result of such adjustment shall be payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise. If any such event should occur, the number of Shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall adjusted in a similar manner.

    Upon the dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation, or upon the sale of all or substantially all of the property of the Company to another corporation, the Plan and the Options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of Options theretofore granted, or the substitution for such Options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices.

15. ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS. Before issuing and delivering any Shares to a Participant, the Company may: (i) require the holder to give satisfactory assurances that the Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws; (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares; and (iii) condition the exercise of an Option or the issuance and delivery of Shares upon the listing, registration or qualification of the Shares covered by such Option upon a securities exchange or under applicable securities laws.

    The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

16. INCOME TAX WITHHOLDING. If the Company or a Subsidiary shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option, the Company or such Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Participant. In any event, the Participant shall make available to the Company or such Subsidiary, promptly when requested by the Company or such Subsidiary, sufficient funds to meet the requirements of such withholding, and the Company or such Subsidiary shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or such Subsidiary out of any funds or property due or to become due to the Participant.

17. ADMINISTRATION AND AMENDMENT OF THE PLAN. Except as hereinafter provided, the Board of Directors and the Committee, if any, may at any time withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of any Option not theretofore granted, and the Board of Directors and the Committee, if any, with the consent of each adversely affected Participant, may at any time cancel any outstanding Option or withdraw or from time to time amend the Plan as it relates to, and the terms and conditions of, any outstanding Option. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of Shares issuable under Options or change the class of employees to whom Options may be granted shall be subject to the approval of the shareholders of the Company within one (1) year of such amendment.

    Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and Options shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and Options effective or provide for their administration, and may take such other action with regard to the Plan and Options as it shall deem desirable to effectuate their purpose.

18. COSTS AND EXPENSES. No brokerage or related commissions or fees shall be charged by the Company in connection with the purchase by Participants of Shares under the Plan. All costs and expenses incurred in administering the Plan shall be borne by the Company. Any amounts held in the Participant's Accounts shall be segregated from the other assets of the Company; provided, however, that nothing in this Plan shall be construed to create a trust or cause the Company or any Subsidiary to be considered a fiduciary with respect to such Accounts. Neither the Company nor any Subsidiary shall be obligated to pay interest with respect to such Accounts.

19. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Shares pursuant to this Plan will be used for general corporate purposes.

20. EFFECTIVE DATE OF THE PLAN. This Plan is conditioned upon its approval at any special or annual meeting of the shareholders of the Company on or before December 31, 1996, by the vote of the holders of a majority of the outstanding Shares of the Company voting either in person or by proxy, at a duly held shareholders' meeting; except that this Plan is adopted and approved by the Board of Directors as of the Effective Date to permit the grant of Options prior to the approval of the Plan by the shareholders of the Company as aforesaid. In the event that this Plan is not approved by the shareholders of the Company, this Plan and any Options granted hereunder shall be void and of no force or effect and the Committee shall promptly refund to each Participant the amount of the balance of his Account.

21. FINAL ISSUANCE DATE. No Options shall be granted under the Plan after June 30, 2006

22. WORD USAGE. Except when otherwise indicated by the context, any masculine terminology used herein also includes the feminine and neuter, and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

23. CALCULATION OF TIME. In determining time periods within which an event or action is to take place for purposes of the Plan, no fraction of a day shall be considered and any act, the performance of which would fall on a Saturday, Sunday, holiday or other non-business day, may be performed on the next following business day.

24. EFFECT ON PRIOR PLAN. Subject to shareholder approval of this Plan as elsewhere herein provided the 1989 Employee Stock Purchase Plan (the "Prior Plan") is hereby superseded and shall be of no further force and effect. Any Payroll Contributions held in a Participant's Account under the Prior Plan shall be transferred to a new Account under the Plan.

                       [COMPTEK RESEARCH, INC. LOGO]





               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JULY 26, 1996


The undersigned hereby appoints CHRISTOPHER A. HEAD and LAURA L. BENEDETTI as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Comptek Research, Inc., held of record by the undersigned on June 7, 1996, at the Annual Meeting of Shareholders to be held on July 26, 1996, or any adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THE PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS AND FOR ALL OTHER ITEMS LISTED ON THE REVERSE SIDE UNLESS A CONTRARY INSTRUCTION IS GIVEN.


PLEASE FILL IN, DATE, AND SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING
ENVELOPE.

                                                   I plan to attend the meeting.
                                                                / /
                                                   -----------------------------


- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES IN ITEM 1, FOR ITEM 2, AND FOR ITEM 3.
- --------------------------------------------------------------------------------

ITEM 1--ELECTION OF FOUR CLASS II DIRECTORS for a two-year term                 ITEM 3--RATIFICATION OF SELECTION OF
expiring at the 1998 Annual Meeting:  JOSPEH A. ALUTTO, JOHN R.                 KPMG PEAT MARWICK, independent
CUMMINGS, G. WAYNE HAWK, PATRICK J. MARTIN.  ELECTION OF ONE                    accountants, as auditors for the Company for the
CLASS I DIRECTOR for a one-year term expiring at the 1997 Annual Meeting:       Fiscal Year ending March 31, 1997.
JOHN J. SCIUTO
                                                                                FOR                  AGAINST                 ABSTAIN
FOR all nominees listed      WITHHOLD AUTHORITY
above (except as marked      to vote for all nominees -----------------------   / /                    / /                      / /
to the contrary at right).   listed above.            -----------------------
                                                      -----------------------
         / /                                / /       -----------------------
- -----------------------------------------------------------------------------------------------------------------------------------
ITEM 2-- ADOPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN                      COMMENTS/ADDRESS CHANGE                    / /
                                                                                Please mark this box if you have
FOR             AGAINST         ABSTAIN                                         an address change and mark change
                                                                                on mailing label.
 / /              / /             / /
                                                                                RECEIPT IS HEREBY ACKNOWLEDGED OF THE
                                                                                COMPTEK RESEARCH, INC. NOTICE OF MEETING
                                                                                AND PROXY STATEMENT.
- --------------------------------------------------------------------------------
                                                                                Signature(s)
                                                                                            -----------------------------

                                                                                            -----------------------------

                                                                                Date:
                                                                                            -----------------------------
             "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING
                       EQUIPMENT WILL RECORD YOUR VOTES"                        NOTE:  Please sign as name appears hereon. Joint
                                                                                       owners should each sign.  When signing as
                                                                                       attorney, executor, administrator, trustee or
                                                                                       guardian, please give full title as such.
- --------------------------------------------------------------------------------